Augustine C. Tassone

ATTORNEY AT LAW
110 BANK STREET
P.O. BOX 884
GRASS VALLEY, CALIFORNIA 95945
TELEPHONE (530) 273-4445
FAX (530) 273-4446

Feb. 16, 2009

Law Offices of:
P. Scott Browne
131 So. Auburn St.
Grass Valley, CA 95945

Re: Idaho Maryland Mines - BET, Lease Extension Agreement

Dear Scott:

Enclosed is a fully executed original of the Lease Extension Agreement between Idaho Maryland Mines and BET. Lessors have a fully signed original Extension Agreement for their files.

Again, thank you and Idaho Maryland Mines for your cooperation in this matter. We all hope that project will be approved for the benefit of all.

Please give me a call if you have any questions.

Sincerely,

Tino

Augustine C. Tassone

ACT/a

Encl.

MEMORANDUM AGREEMENT EXTENDING

AND MODIFYING TERM OF LEASE

PARTIES: MARY BOUMA, ERICA ERICKSON, and THE WILLIAM TOMS ESTATE hereafter referred to as "Lessor" or "BET"; and, IDAHO MARYLAND MINING CORPORATION, a subsidiary of EMGOLD (U.S) CORPORATION , formerly known as EMPEROR GOLD (U.S.) CORPORATION, a Nevada Corporation, hereafter referred to as "Lessee" or "IMMC"; without regard to number or gender.

AGREEMENT:

WHEREAS, the parties hereto are the same parties to a REVISED MINING LEASE AND OPTION TO PURCHASE dated May 29, 2002, affecting real property and mineral interests owned by Lessor and located in Nevada County, California; and,

WHEREAS, said Lease grants to Lessee option to purchase the real property which is the subject matter of the Lease, which option must be exercised prior to May 31, 2007, under terms and conditions set forth in the option provisions of said Revised Mining Lease, reference to which is hereby made for further particulars; and,

WHEREAS, the parties extended the agreement to December 31, 2008; and

WHEREAS, Idaho is still in the process of obtaining necessary entitlements and has requested that Lessor modify the lease terms to lower the rent/option payments and grant it a further extension of time within which to exercise said option to purchase under various terms presented by IMMC to Lessor; and,

WHEREAS, one of the Lessors, William Toms has deceased, and his interest has passed to the William Toms Estate; and

WHEREAS, Lessor is willing to modify the terms of the lease and grant an additional extension of said Lease and Option to Purchase,

NOW, THEREFORE, the parties hereto mutually acknowledge, understand, and agree as follows:

1. The term of said Revised Mining Lease and of the Option to Purchase contained therein shall be

extended to the period ending February 1, 2011, under the terms and conditions hereafter set forth.

2. Commencing with the quarterly option payment required to be paid on February 1, 2009, and continuing with each quarterly payment due thereafter for the next three quarters, May 1, 2009, August 1, 2009, November 1, 2009 quarterly lease/option payments shall be the sum of Thirty Thousand Dollars ($30,000.00), which is non-refundable. Commencing with the February 1, 2010 payment, the quarterly payments shall be Sixty Thousand Dollars ($60,000) for each quarter through the end of the extended term, each payment nonrefundable .

3. At the time of the execution of this Memorandum Agreement, neither party is aware of any breach by Lessee of any term, covenant, or condition of the existing Revised Mining Lease and Option Agreement. However, exercise of the option to extend the term of said Revised Mining Lease is conditioned upon Lessee not being in default under any such term, covenant, or conditions of said Revised Mining Lease and Option Agreement at the time of execution of this Agreement.

4. No other extensions are contemplated by the parties hereto beyond February 1, 2011 unless otherwise expressly agreed by said parties in writing.

5. Except as modified above, all other terms and conditions of the Lease and Option Agreement dated May 29, 2002, shall remain in full force and effect and apply to the extended term of said Lease to the extent that they do not conflict with the provisions of this Memorandum Agreement. The provisions of the Revised Mining Lease and Option Agreement dated May 29, 2002, are incorporated herein by this reference as though they were set forth at length herein.

6. This Agreement shall be binding on and shall inure to the benefit of the heirs, devisees, permitted assigns, personal representatives, and successors in interest of the parties hereto.

Dated: ~~January~~ February 6, 2009.

IDAHO-MARYLAND MINING CORPORATION

By: [signature]

Dave Watkinson, President

Memorandum Agreement Extending Idaho Maryland Mine Property

Lease/Option Term to February 1, 2011.

LESSORS:

Mary Bouma, Lessor

Erica Erickson

The William Toms Estate

By: ______________________
Leslie J. Haugh aka
Co-Executor

By: ______________________
Gail E Palen
Co-Executor